UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2010, Viacom Inc. (“Viacom”) entered into a $2.0 billion three-year revolving credit agreement (the “New Credit Agreement”), effective immediately, among Viacom, the subsidiaries of Viacom designated as borrowers from time to time thereunder, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A. and Bank of America, N.A., as syndication agents, and Deutsche Bank Securities Inc., Morgan Stanley MUFG Loan Partners, LLC, The Royal Bank of Scotland PLC and Wells Fargo Bank, N.A., as documentation agents.

In connection with its entry into the New Credit Agreement, Viacom terminated, effective October 8, 2010, its existing $3.25 billion five-year revolving credit agreement (the “Existing Credit Agreement”), dated as of December 8, 2005, among Viacom, the subsidiaries of Viacom designated as borrowers from time to time thereunder, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and Bank of America, N.A., Deutsche Bank Securities Inc. and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as co-documentation agents.  No early termination penalties were incurred by Viacom as a result of the termination of the Existing Credit Agreement.

Under the New Credit Agreement, Viacom may designate its subsidiaries as borrowers for which Viacom will act as guarantor.  Borrowing rates under the New Credit Agreement are determined at Viacom’s option at the time of each borrowing and are generally based on the rate of interest paid for deposits in the relevant currency, plus a specified margin based on the credit default swap spread applicable to Viacom’s senior, unsecured, non-credit enhanced long term debt (as determined pursuant to the New Credit Agreement), subject to a cap and a floor that varies with Viacom’s debt rating.  Viacom has the right at any time to increase the total amount of its commitments under the New Credit Agreement by an aggregate additional amount not to exceed $500 million.  Viacom is obligated to pay a commitment fee based on the average daily unused amount of the commitments under the New Credit Agreement.  The provisions of the New Credit Agreement, including representations, warranties, covenants and events of default, are substantially similar to the provisions of the Existing Credit Agreement.  Like the Existing Credit Agreement, the New Credit Agreement contains only one financial covenant, a minimum interest coverage ratio.  Borrowings under the New Credit Agreement may be used for general corporate purposes, including commercial paper backup.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the text of the New Credit Agreement, a copy of which will be filed as an exhibit to Viacom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.  The foregoing description of the Existing Credit Agreement is qualified in its entirety by reference to the text of the Existing Credit Agreement, a copy of which was filed as Exhibit 10.2 to Viacom’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2005.

Some of the financial institutions party to the New Credit Agreement and the Existing Credit Agreement and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for Viacom and its respective subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 1.02.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date:  October 13, 2010

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